EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-187256, 333-195835, and 333-224693 on Form S-8, Registration Statement Nos. 333-226991 and 333-233497 on Form S-4, and Registration Statement Nos. 333-211332 and 333-239159 on Form S-3 of our report dated February 23, 2021, with respect to the consolidated statements of financial condition of Banner Corporation and Subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in this Annual Report on Form 10-K of Banner Corporation for the year ended December 31, 2020.

Spokane, Washington
February 23, 2021

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